EXHIBIT 99.1

[LOGO] AIRPORT SYSTEMS INTERNATIONAL, INC.


11300 W. 89th Street * Overland Park, Kansas 66214 USA * 913/495-2614 * Fax 913/492-0870
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Contact:          Thomas C. Cargin
                  Vice President - Finance and Administration
                  (913) 495-2614


       AIRPORT SYSTEMS AWARDED OVER $3.5M IN NAVAIDS AND AIRFIELD LIGHTING
                                    CONTRACTS

OVERLAND PARK, Kansas (April 26, 2001) - Elecsys Corporation (AMEX:ASY) announced today that its Airport Systems International, Inc. (ASII) subsidiary has been awarded navaids contracts in Central America, South America, Africa and the USA with a total value over $3.5M.

Under the first contract, Airport Systems will supply the Colombian Air Force, through prime contractor Socotel, Ltda., with one Category I ILS as well as a DVOR/DME system. These systems will be delivered over the next three months.

"We are very pleased to continue our supplier relationship with the Colombian Air Force," said Keith Cowan, President and Chief Executive Officer of Elecsys. "This contract is one of a long line of VOR/DME procurements awarded to Airport Systems in Colombia and our second ILS award," Cowan added.

Other awards include the following:

ASII will supply Panama with a DVOR system. This is the second such installation for Airport Systems in Panama. This system will be supplied in April 2001.

Airport Systems received an order of a Model 2100 ILS and DME for Miami International Airport.

In three separate contracts in Africa, an ILS, 4 Precision Approach Path Indicators (PAPI), runway lights and 2 VOR/DME systems will be supplied.

"These awards illustrate the high regard that customers have for ASII equipment both in the United States and abroad. It is also very encouraging to see orders from a number of new markets for us," said Mr. Cowan.

Elecsys Corporation is a designer and manufacturer of electronic components, subassemblies and systems. Its Airport Systems International subsidiary designs, manufactures and implements ground-based radio navigation and landing systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. The Company's DCI subsidiary provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

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